Exhibit 10.18

Certain portions of the exhibit have been omitted pursuant to Regulation S-K Item 601 because they are both (i) not material to investors and (ii) likely to cause competitive harm to the Company if publicly disclosed, and had been marked with “[***]” to indicate where omissions have been made.

MASTER PURCHASE AND LICENSE AGREEMENT

This Master Purchase and License Agreement is entered into as of 6th June, 2019 (the “Effective Date”) by and between Berkshire Grey, Inc., a Delaware corporation (“Berkshire Grey”) whose principal place of business is located at 10 Maguire Road, Building 4, Suite 190, Lexington, MA 02421 and SoftBank Robotics Corp., a Japanese Corporation] whose principal address is located at [1-9-2 Higashi-shimbashi,Minato-ku,Tokyo JAPAN (“Customer” or “SoftBank”). The agreement between the Parties consists of this Master Purchase and License Agreement, any mutually executed statement of work, a form of which is attached hereto as Exhibit A (each, an “SOW”) and all other exhibits and appendices attached hereto (collectively, the “Agreement”). The Parties have caused their duly authorized representatives to execute and be bound by this Agreement as of the Effective Date.

1. DEFINITIONS. The following capitalized terms will have the meanings set forth below in this Section 1.

1.1 “Affiliate” means any corporation, company, partnership or other legal entity, which at any time directly or indirectly Controls, is Controlled by or is under the common Control with a Party, but only for so long as such Control exists. “Control”, and its correlative forms, means the ownership of more than fifty percent (50%) of the issued share capital of the entity in question.

1.2 “Equipment” means the equipment identified in the SOW, including, without limitation, perception systems, sensors, computer servers, 6 DOF industrial robot, weldments, cabling, control cabinets, instrumentation, network communication systems, and safety systems.

1.3 “Commissioning” means integration of the Products with SoftBank’s warehouse management system, including successful communication between the Products and the warehouse management system.

1.4 “Confidential Information” means any material or information relating to a Party’s research, development, products, product plans, services, Customers, Customer lists, markets, software, developments, inventions, processes, formulas, technologies, designs, drawings, marketing, finances, or other business information or trade secrets that such disclosing Party treats as proprietary or confidential. Without limiting the foregoing, the Licensed Products and any databases (including any data models, structures, non-Customer specific data and aggregated statistical data contained therein) of Berkshire Grey will constitute Confidential Information of Berkshire Grey.

1.5 “Installation and Implementation Services” means the installation and implementation of the Equipment and the Licensed Software to mount, install and connect the Equipment and the Licensed Software at the Customer site, as more particularly described on a Statement of Work.

1.6 “Licensed Documentation” means Berkshire Grey’s standard user manuals, specifications and/or related documentation generally made available to Customers of the Licensed Software and Equipment.

1.7 “Licensed Products” means, collectively, the Licensed Software and the Licensed Documentation.

1.8 “Licensed Software” means, collectively, the executable, object code version(s) of Berkshire Grey’s proprietary software, procedures, rules or routines, extensions, including Upgrades and Updates that are furnished or developed under this Agreement (including the Maintenance and Support Services), excluding any third party applications, in each case that are ordered and paid for by Customer pursuant to an SOW.

1.9 “License Term” means the period of time set forth on the particular SOW during which the Customer may use the Licensed Software as installed on the Equipment.

1.10 “Maintenance and Support Services” means the services described in Section 5.2 and Exhibit B.

1.11 “Maintenance Term” means the period of time that Customer has purchased Maintenance and Support Services, as identified in the applicable SOW.

1.12 “Party” means either Berkshire Grey or Customer, as applicable, and “Parties” means Berkshire Grey and Customer, collectively.

1.13 “Products” means, collectively, the Equipment, the Licensed Software, and any third party software and any patches, updates, upgrades, improvements, additions and other modifications or revised versions that may be provided by Berkshire Grey from time to time ordered and paid for by Customer pursuant to this Agreement.

1.14 “SoftBank Group Companies” means Affiliates of SoftBank that are listed on Exhibit C attached hereto.

1.15 “Term” means the period during which this Agreement remains in force and effect in accordance with Section 13.

1.16 “Updates” means a new issuance of any Licensed Software that provides: (a) minor improvements to existing features; and/or (b) minor additions in functionality compared to the previous issuance; and/or (c) bug fixes, corrections, patches, or work-arounds, made generally available to Berkshire Grey’s other licensees that receive Maintenance and Support Services. An Update will be identified by the numeral change to the right of the first decimal point (e.g. a change from version 1.5 to 1.6 or from 1.4.1 to 1.4.2).

1.17 “Upgrades” means a new release of the Licensed Software issued by Berkshire Grey provided for the purpose of materially enhancing the functionality or performance of such software, made generally available to Berkshire Grey’s other licensees that receive Maintenance and Support Services. An Upgrade will be identified by an increase in the numeral to the left of the first decimal point (e.g. a change from version 1.1 to 2.0).

1.18 “Warehouse” means a warehouse, owned or leased by Customer, that is identified on the applicable SOW.

1.19 “Warehouse Location” means the location of the Warehouse set forth on the applicable SOW.

2. PURCHASE OF PRODUCTS AND SERVICES. During the Term, Customer may purchase, and Berkshire Grey may sell, Products, Installation and Implementation Services and Maintenance and Support Services, pursuant to the terms and conditions of this Agreement and one or more mutually agreed-upon SOWs, provided, however, that Customer’s rights in, and the use of, (a) any Licensed Software, whether installed on such Equipment or provided separately, will be governed by the license grant and restrictions contained in Section 6 and (b) any identified third party software will be governed by the applicable license agreement.

3. ACCEPTANCE; CHANGES IN SCOPE.

3.1 Acceptance. If agreed upon in a SOW, the Parties may specify acceptance criteria and/or milestone targets for a particular project. At the milestone targets described in the SOW, Customer will have [***] (the “Acceptance Period”) to review and test the Equipment and/or Installation and Implementation Services to determine whether the Equipment and/or Installation and Implementation Service meet the requirements set forth in the SOW and, if applicable, the limited warranty described in Section 9.2 (“Field Acceptance Test” or “FAT”). The parties agree and confirm that, if required by an SOW, FAT shall be performed only after the Parties agree in writing that the Equipment meets the target quality thereof, including, but not limited to, (a) quality; and (b) testing process and procedure, which shall be mutually agreed upon by the Parties in writing. If the Equipment and/or Installation and Implementation Services do not meet the requirements set forth in the SOW or the limited warranty described in Section 9.2, then, no later than [***] following expiration of the Acceptance Period, Customer will provide reasonably detailed written notice of any deficiencies to Berkshire Grey (a “Rejection Notice”). If Customer either provides written notice of its acceptance of the applicable Equipment and/or Installation and Implementation Services or does not provide a Rejection Notice by the required date, the applicable Equipment and/or Installation and Implementation Services will be deemed accepted (“Acceptance” or “Accepted”). Customer will not unreasonably withhold, condition or delay Acceptance. In the event that Customer delivers a Rejection Notice by the required date, Berkshire Grey will use commercially reasonable efforts to cure the applicable deficiency within [***] of receipt of the Rejection Notice and present the Equipment and/or Installation and Implementation Services to Customer for additional testing. Customer shall retest such Equipment and/or Installation and Implementation Services in accordance with the above-described process in this Section 3.1. The Parties agree and acknowledge that Berkshire Grey’s ability to successfully complete the installation of the Equipment and complete the performance of the Installation and Implementation Services may be affected by the Customer’s cooperation and the performance of the Customer’s responsibilities and obligations as specified in a SOW. Any failure on the part of the Customer to perform its obligations under a SOW or to make available the necessary resources required for Berkshire Grey to timely install the Equipment and perform the Installation and Implementation Services (e.g., provisioning of the proper power supply), or any inaccuracy of the assumptions set forth in a SOW will in no event affect or delay the Customer’s payment obligations under this Agreement or any SOW, and, in such case, the Equipment and the Installation and Implementation Services will be deemed Accepted on the originally schedule installation date.

3.2 Change Orders. Customer may request changes that affect the scope or duration of the Installation and Implementation Services relating to any SOW (including temporarily suspending performance under the applicable SOW) by submitting a Change Request form as set forth in Attachment A of the SOW. If Customer requests any such change, Berkshire Grey will notify Customer if it believes that an adjustment in the fees to be paid to Berkshire Grey with respect to the applicable SOW, or an adjustment to the applicable SOW, is required. The Parties will then negotiate in good faith a reasonable and equitable adjustment in each or any of the applicable fees, Installation and Implementation Services and the SOW. Berkshire Grey will continue to perform pursuant to the existing SOW and will not be bound by any change requested by Customer, until such change has been accepted in writing by both Parties.

4. DELIVERY AND SHIPPING; RISK OF LOSS.

4.1 Delivery and Shipping. Delivery terms are Delivery Duty Paid (DDP) (at the Warehouse identified in the SOW) (INCOTERMS 2010). Berkshire Grey will be responsible for all applicable shipping fees, export and import duties, insurance, value added tax (VAT), goods and services taxes, or other similar taxes and fees. Except for delays caused by SoftBank or a related entity or agent, Berkshire Grey shall deliver the Equipment and perform Installation and Implementation Services by the deadline set forth in applicable SOW.

4.2 Title to the Equipment. For all shipments, title to the Equipment, exclusive of Berkshire Grey’s rights to the Licensed Software and other intellectual property installed on such Equipment, and risk of loss will pass to the Customer upon receipt of shipment from Berkshire Grey at the shipping address designated by Customer, and for purposes of determining when any Licensed Software is delivered to the Customer, such delivery will be deemed to have occurred at the point in time when Berkshire Grey makes available the Licensed Software for download.

4.3 Return of Defective Computer Equipment and/or Licensed Software. Customer agrees to notify Berkshire Grey of any discrepancies or defective Equipment or the Licensed Software within [***] of receipt at the applicable Warehouse. Berkshire Grey will make prompt arrangements to fix any discrepancies and/or replace any defective Equipment or Licensed Software.

5. SERVICES.

5.1 Installation and Implementation Services. Subject to the terms and conditions of this Agreement, the Customer may order, and Berkshire Grey agrees to provide, the Installation and Implementation Services as the same is agreed upon in a separately executed SOW.

5.2 Maintenance and Support. In consideration of the maintenance and support fees set forth in the applicable SOW and as further described in Exhibit B, Customer has purchased the maintenance and support services set forth in Exhibit B (the “Maintenance and Support Services”). The Maintenance and Support Services are updated periodically and may change from time to time in the normal course.

6. LICENSE AND RESTRICTIONS.

6.1 Software. Subject to the terms and conditions of this Agreement (including in any applicable SOW), Berkshire Grey hereby grants to Customer and the Softbank Group Companies a limited, non-exclusive, perpetual, non-transferable, non-sublicensable right and license to use the Licensed Software solely (a) as installed on the Equipment; and (b) for Customer’s internal operations at the Warehouse Location.

6.2 Documentation. Subject to the terms and conditions of the Agreement, Berkshire Grey hereby grants to Customer and the Softbank Group Companies a limited, non-exclusive, perpetual, non-transferable, non-sublicensable right and license to use and make copies of the Licensed Documentation and make translations of the Licensed Documentation into the language(s) set forth in the SOW, solely for use by Customer in the operation of the Licensed Software and Equipment. No right is granted to modify, adapt, translate, publicly display, publish or create derivative works of the Licensed Documentation, except those described in the immediately preceding sentence. The Licensed Documentation is Berkshire Grey’s Confidential Information, and Customer will maintain and not remove any copyright notices, trademark notices, and confidentiality notices therefrom.

7. GENERAL USAGE RESTRICTIONS AND OWNERSHIP.

7.1 Prohibited Uses. Customer will not use the Licensed Products for any purposes beyond the scope of the licenses granted in this Agreement. Without limiting the generality of the foregoing, Customer will not: (a) distribute any copies of the Licensed Products; (b) assign, sublicense, sell, lease or otherwise transfer or convey, or pledge as security or otherwise encumber, Customer’s rights under the licenses granted in Section 3; (c) modify or create any derivative works of the Licensed Products (or any part thereof), except with the prior written consent of Berkshire Grey; (d) use any Licensed Products for the benefit of any third parties (e.g., in an outsourcing or service bureau relationship or otherwise to provide services to a third party) or in any way other than in its intended manner; or (e) decompile, disassemble, reverse engineer or otherwise attempt to obtain or perceive the source code from which any component of the Licensed Products are compiled or interpreted. Nothing in this Agreement will be construed to grant Customer any right to obtain or use such source code.

7.2 Compliance with Laws. Customer will undertake all measures necessary to ensure that its use of the Licensed Products complies in all respects with all applicable laws, statutes, regulations, ordinances or other rules promulgated by governing authorities having jurisdiction over the Licensed Products at the Warehouse Location.

7.3 Proprietary Notices. Customer will duplicate all proprietary notices and legends of Berkshire Grey and its suppliers or licensors upon any and all copies of the Licensed Products made by Customer. Customer will not remove, alter or obscure any such proprietary notice or legend.

7.4 Compliance Records; Auditing Rights. Throughout the Term, Berkshire Grey will have the right, at its own expense, upon reasonable prior notice, periodically to inspect and audit Customer’s use of the Licensed Products for purposes of determining Customer’s compliance with the terms and conditions herein. Customer agrees to cooperate with Berkshire Grey in the performance of any such audit, and will provide to Berkshire Grey such access to Customer’s relevant records, data, information, personnel and/or facilities as Berkshire Grey may reasonably request for such limited purposes.

7.5 Ownership. Unless expressly stated in an SOW with reference made to this Section of this Agreement, Customer acknowledges that Berkshire Grey and its licensors own all right, title, and interest, including all patent, copyright, trade secret, trademark, moral rights, mask work rights, and other intellectual property rights (“Intellectual Property Rights”) in and to the Licensed Products (including all components thereof) and Berkshire Grey expressly reserves all rights not expressly granted to Customer in this Agreement. Customer will not engage in any act or omission that would impair Berkshire Grey’s and/or its licensors’ Intellectual Property Rights in the Licensed Products and any other materials, information, processes or subject matter proprietary to Berkshire Grey.

8. FEES AND PAYMENTS.

8.1 Fees Payable. In consideration for the purchase of the Equipment and the licenses granted to Customer and the performance of Berkshire Grey’s obligations under this Agreement, Customer will pay to Berkshire Grey the fees set forth in the applicable SOW in accordance with the payment terms set forth below, which may be modified by each SOW. All other fees and reimbursable expenses will be due and payable [***] after an invoice is issued by Berkshire Grey with respect thereto.

8.2 Payment Terms. Berkshire Grey will invoice SoftBank per the schedule below. Invoices will be payable by SoftBank to Berkshire Grey [***] of the invoice date. The payment milestone structure is as follows:

Invoice Amount	Milestone
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

8.3 Disputed Charges. Customer must notify Berkshire Grey in writing of any dispute or disagreement with invoiced charges [***] date of invoice. Absent such notice, Customer will be deemed to have agreed to the charges as invoiced after the expiration of such time period.

8.4 Late Charges. Berkshire Grey reserves the right to charge, and Customer agrees to pay, a late charge [***] on any amount that is not the subject of a good faith dispute that is unpaid on the due date, and on any other outstanding balance.

8.5 Taxes. All amounts payable under this Agreement shall be paid by Customer inclusive of all applicable sales and use taxes, value-added taxes, import duties, custom fees, and any other taxes applicable to such, and Berkshire Grey shall be responsible for the payment of all such taxes, duties, and fees if applicable. Berkshire Grey will indemnify Customer for the payment of any such taxes, duties, and fees, together with all liabilities, fines, costs, and expenses incurred by Customer, as a result of Berkshire Grey’s breach of its obligations under this Section 8.5. In the event that any applicable tax authority requires Customer to withhold taxes on payment to Berkshire Grey of any payments hereunder, Customer may make such withholding, submit such taxes to the applicable tax authority, pay Berkshire Grey the remainder less such withholding and provide Berkshire Grey with reasonable evidence of the submission of such taxes to the applicable tax authority. The Parties further agree to reasonably cooperate (including, without limitation, prior to the making of the first payment of any payments hereunder) to provide any relevant documentation or certification that might be necessary to claim a reduced rate or withholding or exemption from withholding under the provisions of any applicable tax treaty.

9. WARRANTIES AND LIMITATIONS.

9.1 General Warranties. Each Party represents and warrants to the other Party that (a) it is an entity organized and existing under the laws of its jurisdiction of organization with full power and authority to enter into and perform this Agreement; (b) this Agreement has been duly authorized by all necessary corporate action and constitutes the binding obligation of such Party enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy laws or other laws affecting the rights of creditors generally; (c) the person(s) executing this Agreement on its behalf has actual authority to bind it to this Agreement; and (d) its execution and performance of this Agreement does not and will not violate or conflict with any provision of its governing corporate instruments or of any commitment, agreement or understanding that it has or will have to or with any person or entity.

9.2 Limited Berkshire Grey Warranties. Berkshire Grey hereby warrants, for the benefit of Customer only, that (a) the Equipment will be free of any and all material defects and conform in all material respects to the specifications for the Equipment within the Licensed Documentation for [***] (“Equipment Warranty Period”) and (b) the Licensed Software will be free of any and all material defects and conform in all material respects to the specifications for the Licensed Software within the Licensed Documentation for a [***] (collectively with the Equipment Warranty Period, the “Warranty Period”), provided that, except as expressly set forth in the Licensed Documentation or an SOW, such warranty will not apply to failures to conform to the specifications to the extent such failures arise, in whole or in part, from: (i) any use of the Equipment or the Licensed Software other than in accordance with the Licensed Documentation; (ii) modification of the Equipment or the Licensed Software by Customer or any third party; or (iii) any combination, operation, or use of the Equipment or the Licensed Software with software, hardware or other technology not provided by Berkshire Grey under this Agreement. During the Warranty Period, Berkshire Grey sole obligations and Customer’s sole remedy for a breach of the applicable warranty, will be for Berkshire Grey repair or replace the non-conforming components of the Equipment and the Licensed Software, free of charge to Customer, provided Customer promptly notifies Berkshire Grey of such defect and returns the Equipment and the Licensed Software to Berkshire Grey within the applicable Warranty Period.

9.3 No Other Warranties. EXCEPT AS EXPRESSLY WARRANTED IN THIS AGREEMENT, THE PRODUCTS AND THE LICENSED PRODUCTS, AND ANY OTHER MATERIALS, SOFTWARE, DATA AND/OR SERVICES PROVIDED BY BERKSHIRE GREY ARE PROVIDED “AS IS” AND “WITH ALL FAULTS,” AND BERKSHIRE GREY EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES OF ANY KIND OR NATURE, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OF TITLE, NONINFRINGEMENT, MERCHANTABILITY, SYSTEM INTEGRATION, OR FITNESS FOR A PARTICULAR PURPOSE. CUSTOMER IS RESPONSIBLE FOR IMPLEMENTING APPROPRIATE PROCEDURES TO MAKE ONSITE BACK-UP COPIES OF CUSTOMER’S PROGRAM FILES AND DATA FILES TO MINIMIZE ANY DAMAGE THAT MIGHT ARISE FROM AN ERROR OR DEFECT IN THE EQUIPMENT OR THE LICENSED PRODUCTS. NO WARRANTY IS MADE BY BERKSHIRE GREY ON THE BASIS OF TRADE USAGE, COURSE OF DEALING OR COURSE OF TRADE. BERKSHIRE GREY DOES NOT WARRANT THAT THE EQUIPMENT OR THE LICENSED PRODUCTS OR ANY OTHER INFORMATION, MATERIALS, TECHNOLOGY OR SERVICES PROVIDED UNDER THIS AGREEMENT WILL MEET CUSTOMER’S REQUIREMENTS OR THAT THE OPERATION THEREOF WILL BE UNINTERRUPTED OR ERROR-FREE.

10. LIMITATION OF LIABILITY.

10.1 Limitations. EXCEPT FOR ANY LIABILITY UNDER SECTION 11 HEREOF, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, REGARDLESS OF THE NATURE OF THE CLAIM, INCLUDING, WITHOUT LIMITATION, LOST PROFITS, BUSINESS INTERRUPTION, COSTS OF LOST OR DAMAGED DATA OR DOCUMENTATION, EVEN IF BERKSHIRE GREY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THIS LIMITATION UPON DAMAGES AND CLAIMS IS INTENDED TO APPLY WITHOUT REGARD TO WHETHER OTHER PROVISIONS OF THIS AGREEMENT HAVE BEEN BREACHED OR HAVE PROVEN INEFFECTIVE. EXCEPT FOR ANY LIABILITY UNDER SECTIONS 11 AND 12 HEREOF, THE LIABILITY OF EITHER PARTY FOR ALL CLAIMS ARISING FROM OR RELATING TO AN SOW UNDER THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY CAUSE OF ACTION SOUNDING IN CONTRACT, TORT OR STRICT LIABILITY, WILL NOT EXCEED THE TOTAL AMOUNT OF ALL FEES THEN-PAID OR PAYABLE TO BERKSHIRE GREY BY CUSTOMER UNDER THE SOW TO WHICH THE CLAIM RELATES. THIS LIMITATION OF LIABILITY IS INTENDED TO APPLY WITHOUT REGARD TO WHETHER OTHER PROVISIONS OF THIS AGREEMENT HAVE BEEN BREACHED OR HAVE PROVEN INEFFECTIVE.

10.2 Essential Basis. The disclaimers, exclusions and limitations of liability set forth in this Agreement form an essential basis of the bargain between the Parties, and, absent any of such disclaimers, exclusions or limitations of liability, the provisions of this Agreement, including, without limitation, the economic terms, would be substantially different.

11. CONFIDENTIALITY.

11.1 Ownership of Confidential Information. The Parties acknowledge that during the performance of this Agreement, each Party (the “Receiving Party”) will have access to certain Confidential Information of the other party (the “Disclosing Party”) or Confidential Information of third parties that the Disclosing Party is required to maintain as confidential. The Disclosing Party’s Confidential Information is proprietary to the Disclosing Party or such third party, as applicable, and will remain the sole property of the Disclosing Party or such third party.

11.2 Mutual Confidentiality Obligations. Receiving Party agrees: (a) to use the Disclosing Party’s Confidential Information only for the purposes described herein; (b) that Receiving Party will hold the Disclosing Party’s Confidential Information in confidence and protect such Confidential Information from dissemination to, and use by, any third party; (c) that it will not create any derivative work from the Disclosing Party’s Confidential Information; (d) to restrict access to the Disclosing Party’s Confidential Information to such of its personnel, agents, and/or consultants, if any, who have a need to have access and who have been advised of and have agreed in writing to treat such information in accordance with the terms of this Agreement; and (e) to return or destroy the Disclosing Party’s Confidential Information in its possession upon termination or expiration of this Agreement.

11.3 Confidentiality Exceptions. Notwithstanding the foregoing, the provisions of Section 11.1 and Section 11.2 will not apply to information that: (a) is publicly available or in the public domain at the time disclosed; (b) is or becomes publicly available or enters the public domain through no fault of the Receiving Party; (c) is rightfully communicated to the Receiving Party by persons not bound by confidentiality obligations with respect thereto; (d) is already in the Receiving Party’s possession free of any confidentiality obligations with respect thereto at the time of disclosure; (v) is independently developed by the Receiving Party; or (e) is approved for release or disclosure by the Disclosing Party without restriction. Notwithstanding the foregoing, Receiving Party may disclose Confidential Information to the limited extent required: (x) in order to comply with the order of a court or other governmental body, or as otherwise necessary to comply with applicable law, provided that the Receiving Party will first have given written notice to the Disclosing Party and made a reasonable effort to obtain a protective order; or (y) to establish Receiving Party’s rights under this Agreement, including to make such court filings as it may be required to do.

11.4 Feedback.

(a) If a Customer authorized user submits technical support questions or comments to Berkshire Grey, Berkshire Grey may post those questions or comments with the response on Berkshire Grey’s support website; provided, however, that Berkshire Grey will remove all information that is personal to the user or confidential to Customer, and/or may directly or indirectly identify that the question/comment has originated from Customer.

(b) Customer may elect from time to time to provide suggestions or comments regarding enhancements or functionality or other feedback (“Feedback”) to Berkshire Grey with respect to any Product. Berkshire Grey will have full discretion to determine whether or not to proceed with the development of the requested enhancements, new features or functionality. Customer hereby grants Berkshire Grey a royalty-free, fully paid-up, worldwide, transferable, sublicensable (directly and indirectly through multiple tiers of distribution), perpetual, irrevocable license to (a) copy, distribute, transmit, display, perform, and modify and create derivative works of the Feedback, in whole or in part; and (b) use the Feedback and/or any subject matter thereof, in whole or in part, including without limitation, the right to develop, manufacture, have manufactured, market, promote, sell, have sold, offer for sale, have offered for sale, import, have imported, rent, provide and/or lease products or services which incorporate, practice or embody, or are configured for use in practicing, the Feedback, in whole or in part.

11.5 Equitable Relief. Each Party acknowledges that its failure to comply with the provisions of this Section 10 may result in irreparable harm to the other party for which a remedy at law would be inadequate, and therefore, in the event of the breach or threatened breach by one Party of its obligations under this Section 10, the other Party may be entitled to seek equitable relief in the form of specific performance and/or an injunction for any such actual or threatened breach, in addition to the exercise of any other remedies at law and in equity.

12. INDEMNIFICATION.

12.1 Indemnification by Berkshire Grey. Berkshire Grey will (a) defend or settle at its expense any claim, suit or other proceeding brought by a third party (a “Claim”) against Customer or any officer, director, agent, or employee of Customer (“Customer Parties”) (i) alleging that the use of the Products as permitted under this Agreement infringes or conflicts with any patent, copyright, trade secret, or any other Intellectual Property Rights (except for claims for which Berkshire Grey is entitled to indemnification under Section 12.2, in which case Berkshire Grey will have no obligations with respect to such claim); or (ii) for any product liability arising under applicable law and/or regulation that is attributable to any Product, including death or bodily injury to any person, or damage or loss to property or the environment; and (b) pay all damages and costs awarded by a court of competent jurisdiction against Customer Parties with respect to such Claim or amounts payable pursuant to a settlement agreed to by Berkshire Grey. Except as expressly set forth in the Licensed Documentation or an SOW, Berkshire Grey will have no liability or obligation under this Section 12.1 if the applicable Claim arises in whole or in part from: (i) any use of the Equipment and the Licensed Products other than in accordance with the Licensed Documentation; (ii) modification of the Equipment and the Licensed Products by Customer or any third party; or (iii) any combination, operation, or use of the Equipment and/or the Licensed Products with software, hardware or other technology not provided by Berkshire Grey under this Agreement. If the use of any Licensed Products by Customer has become, or in Berkshire Grey’s opinion is likely to become, the subject of any claim of infringement, Berkshire Grey may at its option and expense (a) procure for Customer the right to continue using the applicable Licensed Products as set forth hereunder; (b) replace or modify the applicable Licensed Products to make them non-infringing so long as the Berkshire Grey Technology has at least equivalent functionality; (c) substitute an equivalent for the applicable Licensed Products or (d) if options (a)-(c) are not reasonably practicable, terminate this Agreement and refund any prepaid amounts for unused periods. This Section 12.1 states Berkshire Grey’s entire obligation and Customer’s sole remedies in connection with any claim regarding the intellectual property rights of any third party.

12.2 Indemnification by Customer. Customer will (a) defend or settle at its expense any Claim against Berkshire Grey or any officer, director, agent, or employee of Berkshire Grey (“Berkshire Grey Parties”) arising from use of the Licensed Products other than as permitted under this Agreement and (b) pay all damages and costs awarded by a court of competent jurisdiction against Berkshire Grey Parties with respect to such Claim or amounts payable pursuant to a settlement agreed to by Customer.

12.3 Procedure. If a Customer Party or a Berkshire Grey Party becomes aware of any Claim for which it believes it should be defended under Section 12.1 or Section 12.2, as applicable, such Customer Party or Berkshire Grey Party will (a) promptly notifies the other party in writing of such Claim; (b) promptly give the other party the sole and exclusive right to control and direct the investigation, preparation, defense and settlement of such Claim with counsel of defending party’s own choosing; provided that the party entitle to the defense under this Section 12 will have the right to reasonably participate, at its own expense, in the defense or settlement of any such Claim; and (c) gives assistance and full cooperation for the defense of same. Any compromise or settlement of a Claim will require the prior written consent of both parties hereunder, such consent not to be unreasonably withheld or delayed.

13. TERM AND TERMINATION.

13.1 Term of Agreement. This Agreement will become effective upon the Effective Date and will continue in full force and effect for one (1) year after the Effective Date unless terminated earlier pursuant to this Section 13. After the initial one (1) year period, this Agreement will automatically renew for additional one (1) year period each (including the above initial term, the “Term”), unless either Party provides written notice to the other Party of non-renewal at least ninety (90) days prior written notice; provided, however, that this Agreement will remain in full force and effect until the expiration or termination of any Maintenance Term. Contemporaneously with the execution of this Master Purchase and License Agreement, the Parties are entering into the initial SOW.

13.2 Termination for Breach. Either Party may terminate this Agreement (including all SOWs) immediately upon written notice in the event that the other Party materially breaches this Agreement and thereafter (a) in the case of material breach resulting from non-payment of amounts due hereunder, has failed to pay such amounts within ten (10) days after receiving written notice thereof; or (b) has failed to cure any other material breach (or to commence diligent efforts to cure such breach that are reasonably acceptable to the terminating Party) within thirty (30) days after receiving written notice thereof.

13.3 Termination Upon Bankruptcy, Insolvency, Etc. Either Party may terminate this Agreement (including all SOWs) immediately upon written notice after the other Party has executed an assignment for the benefit of creditors or filed for relief under any applicable bankruptcy, reorganization, moratorium, or similar debtor relief laws, or in the event that a receiver has been appointed for the other Party or any of its assets or properties, or an involuntary petition in bankruptcy has been filed against such other Party, which proceeding or petition has not been dismissed, vacated, or stayed within thirty (30) days.

13.4 Termination of Individual SOWs. In addition to each Party’s rights under Sections 13.2 and 13.3, each Party may terminate any particular SOW according to any provision therein permitting such termination, provided that this Agreement and any other outstanding SOWs will remain in full force and effect in accordance with their respective terms. Unless expressly stated otherwise in an SOW, Customer may, at its option, terminate an SOW at any time by written notice to Berkshire Grey. Such notice shall specify the effective date of such termination (“SOW Termination Date”). Upon receipt of such notice, Berkshire Grey shall (a) immediately discontinue work under the SOW on the date specified in the notice and place no further orders or subcontracts for materials, services or facilities; (b) promptly obtain cancellation of all purchase orders, subcontracts, rentals, or any other agreements existing for the performance of the terminated SOW, or assign those agreements to Customer as directed; (c) assist Customer in the maintenance, protection, and disposition of work in progress, plant, tools, equipment, property, and materials acquired by Berkshire Grey or furnished by Berkshire Grey under this Agreement; and (d) complete performance of all work under the SOW up until the SOW Termination Date.

13.5 Cumulative Remedies. Termination of this Agreement and/or any applicable SOW, regardless of cause or nature, will be without prejudice to any other rights or remedies of the Parties and will be without liability for any loss or damage occasioned thereby. Except as otherwise expressly stated in this Agreement, all remedies specified in this Agreement are cumulative with any other remedies that may be available at law or in equity.

13.6 Effect of Termination.

(a) Termination of this Agreement and/or any particular SOW will not release the Parties from any liability which, at the time of termination, has already accrued or which thereafter may accrue with respect to any act or omission before termination, or from any obligation which is expressly stated in this Agreement and/or any applicable SOW to survive termination. Notwithstanding the foregoing, the Party terminating this Agreement, or any SOW as permitted by any provision in this Section 13 will incur no additional liability merely by virtue of such termination. Upon any termination of this Agreement, each Party will: (i) immediately discontinue all use of the other Party’s Confidential Information; and (ii) return to the other Party or, at the other Party’s option, destroy (including by deletion from its computer storage or other media) all copies of such other Party’s Confidential Information then in its possession. .

(b) All payments made to Berkshire Grey pursuant to this Agreement (including each SOW) are nonrefundable. Upon any termination of this Agreement by Berkshire Grey pursuant to Section 13.2 or any termination of an SOW by Customer pursuant to Section 13.4, Customer shall have no liability for any damages, including loss of anticipated profits (except for work completed or to be completed under the SOW), and as its sole right and remedy Berkshire Grey shall be paid the following: (i) all amounts due and not previously paid to Berkshire Grey for work completed in accordance with the SOW prior to such notice or termination, and for work thereafter up until the SOW Termination Date; (ii) reasonable administrative costs of settling and paying claims arising out of the termination of the SOW under subcontracts or purchase orders; and (iii) reasonable costs incurred in demobilization and disposition of residual material, plants, and equipment; provided that Berkshire Grey shall be entitled to receive the payment for the (i), (ii) and (iii) above (A) limited to the portion of the cost incurred by Berkshire Grey not expressly identified as covered by any and all the payment made by Customer under applicable SOW; and (B) subject to summaries that reasonably identify the amount of the cost incurred.

(c) Upon any termination of this Agreement by Customer pursuant to Section 13.2, Berkshire Grey shall not be entitled to receive further payment except the payment under this subsection 13.6 (c). If the costs actually incurred by Customer to complete the work (“Completion Costs”) exceed the unpaid balance of the outstanding SOWs (“Outstanding Balance”), Berkshire Grey shall reimburse Customer the excess within thirty (30) days after receipt of an undisputed invoice therefor. If Customer’s Completion Costs combined with the unpaid amount due to Berkshire Grey for the work completed prior to termination exceeds the Outstanding Balance, Customer reserves the right to set off such excess against any amounts owing to Berkshire Grey for work completed prior to termination. If any unpaid amount remains after Customer performs such setoff, Customer shall pay the remaining balance, to Berkshire Grey [***] determination of the final amount owed to Berkshire Grey. The rights and remedies in this clause are in addition to the rights and remedies provided at law, in equity, or under any other section in this Agreement, except that under no circumstances shall Berkshire Grey’s liability exceed the overall limitation on liability under Section 10.1.

13.7 Survival of Obligations. The provisions of Sections 1 (Definitions), 6 (License and Restrictions), 7 (General Usage Restrictions and Ownership), 9 (Warrantees and Limitations), 10 (Limitation of Liability), 11 (Confidentiality), 12 (indemnification), 13 (Term and Termination) and 14 (Miscellaneous), as well as Customer’s obligations to pay any amounts due and outstanding hereunder, will survive termination or expiration of this Agreement. Notwithstanding anything to the contrary in this Agreement, in the event of a termination of this Agreement or an SOW by Berkshire Grey for breach, Section 6 will not survive.

14. MISCELLANEOUS.

14.1 Applicable Law. This Agreement and the rights and obligations of the Parties hereunder will be construed in accordance with, and will be governed by, the laws of the State of California, without giving effect to its rules regarding conflict of laws. Customer expressly agrees with Berkshire Grey that this Agreement will not be governed by the U.N. Convention on Contracts for the International Sale of Goods. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be determined by arbitration administered by the International Centre for Dispute Resolution in accordance with its International Arbitration Rules. The seat of the arbitration shall be the State of California. The tribunal shall consist of three (3) arbitrators. The language of the arbitration shall be English.

14.2 Non-Solicitation of Employees. Neither Party will and neither Party will cause its agents, contractors or representatives to, during the term of this Agreement and for one (1) year after its termination, solicit for hire as an employee, consultant or otherwise any of the other Party’s personnel who have had direct involvement with any Products, without such other Party’s prior express written consent.

14.3 Force majeure. Either Party will be excused from performance of its obligations under this Agreement if such a failure to perform results from compliance with any requirement of applicable law, acts of god, fire, strike, embargo, terrorist attack, war, insurrection or riot or other causes beyond the reasonable control. Any delay resulting from any of such causes will extend performance accordingly or excuse performance, in whole or in part, as may be reasonable under the circumstances.

14.4 Publicity: The Parties will mutually agree in writing before issuing or generating any publicity, news release or public announcement, written or oral, relating to this Agreement or the existence of an arrangement between the Parties, without the prior written approval of the other party, which approval will not be unreasonably withheld or delayed, except as otherwise required by law.

14.5 Notices. All notices required by or relating to this Agreement will be in writing and will be sent by means of certified mail, postage prepaid, to the Parties to the Agreement and addressed as set forth in the SOW or addressed to such other address as that Party may have given by written notice in accordance with this provision. All notices required by or relating to this Agreement may also be communicated by facsimile, provided that the sender receives and retains confirmation of successful transmittal to the recipient. Such notices will be effective on the date indicated in such confirmation. In the event that either Party delivers any notice hereunder by means of facsimile transmission in accordance with the preceding sentence, such Party will promptly thereafter send a duplicate of such notice in writing by means of certified mail, postage prepaid, to the receiving Party, addressed as set forth above or to such other address as the receiving Party may have previously substituted by written notice to the sender.

14.6 Assignment. Neither Party will assign its rights or delegate its obligations under this Agreement (including any SOW) without the other Party’s prior written consent, except that either Party (the “Assigning Party”) may assign this Agreement, by operation of law or otherwise, without the written consent of other Party (the “Non-Assigning Party”) to a corporation or other business entity succeeding to all or substantially all the assets and business of the Assigning Party to which this Agreement relates by merger, purchase or otherwise, provided that (a) such corporation or other business entity expressly assumes all of the terms and conditions of this Agreement, and (b) the Technology Acceleration Agreement, effective on or about the Effective Date, is assigned to the same such corporation or other business entity (unless otherwise authorized in writing by the Non-Assigning Party). Any purported assignment or delegation by a Party in violation of this Section 14.6 will be null, void and of no effect. This Agreement will be binding upon and inure to the benefit of Berkshire Grey and Customer and their successors and permitted assigns.

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14.7 Independent Contractors. Customer and Berkshire Grey acknowledge and agree that the relationship arising from this Agreement does not constitute or create any joint venture, partnership, employment relationship or franchise between them, and the Parties are acting as independent contractors in making and performing this Agreement.

14.8 Amendment. No amendment to this Agreement or any SOW will be valid unless such amendment is made in writing and is signed by the authorized representatives of the Parties.

14.9 Waiver. No waiver under this Agreement will be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of such waiver is sought. Any such waiver will constitute a waiver only with respect to the specific matter described therein and will in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Any delay or forbearance by either Party in exercising any right hereunder will not be deemed a waiver of that right.

14.10 Severability. If any provision of this Agreement is invalid or unenforceable for any reason in any jurisdiction, such provision will be construed to have been adjusted to the minimum extent necessary to cure such invalidity or unenforceability. The invalidity or unenforceability of one or more of the provisions contained in this Agreement will not have the effect of rendering any such provision invalid or unenforceable in any other case, circumstance or jurisdiction, or of rendering any other provisions of this Agreement invalid or unenforceable whatsoever.

14.11 Export Controls. The parties acknowledge that the Products are subject to export restrictions by the U.S. Government and may also be subject to import restrictions by certain foreign governments.

(a) Responsibility for Costs. Unless otherwise described herein or SOW, Customer or Berkshire Grey will, at its own expense, pay for all export and/or import licenses, exceptions, exemptions, customs charges, duties and related fees, and take all other actions required to distribute, export and/or import (directly or indirectly) any Products permitted by this Agreement.

(b) Regulations. Customer will not, directly or indirectly, export or re-export, or knowingly permit the export or re-export of any Product to any country for which approval is required under the laws of the United States or any other country unless the appropriate export license or approval has first been obtained. Without limiting the generality of the foregoing, each Party agrees that it does not intend to nor will it, directly or indirectly, engage in any export or re-export (i) to any prohibited destination under U.S. export or sanctions restrictions, or to any national of any such country, wherever located, (ii) to any entity or individual who such party knows or has reason to know is engaging in the design, development or production of nuclear, chemical or biological weapons, or missile technology, or (iii) to any entity or individual who has been prohibited from participating in U.S. export transactions by any federal agency of the U.S. Government, including the U.S. Department of Treasury’s Office of Foreign Assets Control and the U.S. Bureau of Industry and Security. Customer will provide Berkshire Grey with copies of all export registrations and filings with the United States government.

14.12 No Third Party Beneficiaries. The Parties acknowledge that the covenants set forth in this Agreement are intended solely for the benefit of the Parties, their successors and permitted assigns. Nothing herein, whether express or implied, will confer upon any person or entity, other than the Parties, their successors and permitted assigns, any legal or equitable right whatsoever to enforce any provision of this Agreement.

14.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed will be deemed to be an original and all of which when taken together will constitute one Agreement.

14.14 Headings. The headings in this Agreement are inserted merely for the purpose of convenience and will not affect the meaning or interpretation of this Agreement.

14.15 Entire Agreement. This Agreement (together with any SOW) sets forth the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and, except as specifically provided herein, supersedes and merges all prior oral and written agreements, discussions and understandings between the Parties with respect to the subject matter hereof, and neither of the Parties will be bound by any conditions, inducements or representations other than as expressly provided for herein. Furthermore, this Agreement supersedes and replaces any other license agreed to by Customer for the Licensed Materials.

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In Witness Whereof, the Parties have caused this Agreement to be executed and delivered as of the Effective Date.

BERKSHIRE GREY, INC.		SoftBank Robotics Corp.

By:	/s/ Tom Wagner	By:	/s/ Kenichi Yoshida
Print Name:	Tom Wagner	Print Name:	Kenichi Yoshida
Title:	CEO	Title:	Chief Business Officer

EXHIBIT A

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EXHIBIT B

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EXHIBIT C

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